EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239672 on Form S-3 and Registration Statement Nos. 333-188010 and 333-266586 on Form S-8 of our report dated March 1, 2023, except for Note 19, as to which the date is March 3, 2025, relating to the financial statements of SeaWorld Entertainment, Inc. (now known as “United Parks & Resorts Inc.”) and subsidiaries, appearing in this Annual Report on Form 10-K of United Parks & Resorts Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Tampa, Florida

March 3, 2025